Exhibit 99.1

FOR IMMEDIATE RELEASE:  February 8, 2007

CONTACT:	Craig Wanichek
Director of Investor Relations
Monaco Coach Corporation
(541) 681-8029
craig.wanichek@monacocoach.com

Monaco Coach Corporation Reports Fourth Quarter and
2006 Fiscal Year End Results

COBURG, OREGON — February 8, 2007 — Monaco Coach Corporation (NYSE: MNC), one of the nation’s leading manufacturers of recreational vehicles, today announced results for the fourth quarter and fiscal year ended December 30, 2006.

Revenues for the fourth quarter 2006 were $299.2 million, or 2.2% lower compared to $306.0 million in revenues for the fourth quarter 2005.  Fourth quarter 2006 revenues included $34.0 million in contribution from R-Vision and no FEMA sales.  Fourth quarter 2005 revenues included $30.2 million in revenue from FEMA units sold and $17.6 million in revenue from R-Vision, which was acquired in November 2005.  Gross profit for the period was $27.1 million, down from $31.3 million a year ago. The Company reported an operating loss for the recent fourth quarter of $512,000 compared to operating income of $4.0 million for the fourth quarter a year ago.  The Company reported a net loss of $562,000, or $0.02 per diluted share, for the fourth quarter 2006.   This compares to net income of $2.5 million, or $0.08 per diluted share, for the fourth quarter 2005.

For the fiscal year ended December 30, 2006, Monaco Coach reported revenues of $1.3 billion, including $208.6 million in R-Vision revenue, an overall increase of 5.0% compared to 2005 revenues of $1.2 billion.  Gross profit for the year was $124.5 million, compared to $124.8 million for 2005. Operating income for the year was $3.8 million versus $7.2 million for 2005. Net income for 2006 was $1.0 million, compared to $2.6 million earned in 2005. Earnings were $0.03 per diluted share compared to $0.09 per diluted share for 2005.

Kay Toolson, Chairman and Chief Executive Officer of Monaco Coach Corporation, stated, “While we are not satisfied with our results for the fourth quarter, we are encouraged by the progress our company has made in light of current market conditions, and we remain cautiously optimistic about 2007.  We are pleased to have finished with year-over-year increases in legacy towable and motorized RV shipments for the fourth quarter.  The motorhome division is also showing positive trends at the retail level for the first time in over a year.  Improvements in our motorized manufacturing efficiencies, as a result of the changes we made in the second and third quarters of 2006, were very encouraging.  While expenses associated with these changes impacted the second and third quarters, we have witnessed benefits in the fourth quarter and expect to generate further gains in 2007.”

“One of the significant changes we made in 2006 was the reconfiguration of our motorized production lines,” said Toolson.  “This modification reduced the number of lines producing motorhomes from seven to five and allowed us to produce more similarly priced products on each line, which in turn has given us greater flexibility in adjusting our production mix to meet demand for individual models.”

“This change along with the recent improvement in wholesale and retail activity has resulted in a stronger order position,” continued Toolson.  “Our improved position has translated into modest increases in production run rates, and combining this with our low finished goods inventory, we believe that we are doing a much better job of matching our production level with wholesale and retail demand, which we believe should continue to reduce the need for incentives to move our products through the distribution channel.”

Fourth quarter SG&A expenses of $27.6 million were 3.2% higher compared to $26.7 million reported for the fourth quarter 2005.  Sequentially, however, SG&A expenses declined 6.4% from $29.5 million reported in the third quarter 2006, primarily as a result of a decline in settlement expense, stock-based compensation, and show and rally expenses.  Stock-based compensation was the primary contributor to an increase of SG&A expenses to $120.5 million for 2006, compared to $113.2 million in 2005.

The Company reported finished goods inventory of $26.8 million at year end, down from $50.2 million at the end of the third quarter of 2006.  The balance outstanding on our line of credit was also reduced from $9.4 million at the end of the third quarter 2006 to $2.0 million at year end.

Motorized Recreational Vehicle Segment
The Motorized RV Segment reported net sales of $240.9 million during the fourth quarter, an increase of 8.6% compared to $221.9 million for the fourth quarter 2005.  Total units shipped for the quarter were 1,392, an increase of 5.7% compared to the comparable period in 2005.

The Motorized RV Segment reported gross profit of $19.7 million, or 8.2% of net sales, in the fourth quarter of 2006, compared to $21.2 million, or 9.6% of net sales, in the fourth quarter 2005.  The Company reported an operating loss in the segment of $31,000 in the fourth quarter of 2006 compared to operating income of $1.5 million for the fourth quarter 2005.

“Internal retail reporting shows retail sales up over 15% for January 2007.  This is a positive indicator for this segment of the business in the first quarter,” said John Nepute, President of Monaco Coach Corporation.  “We are also encouraged by dealers’ positive acceptance of our 2007 models introduced at the November 2006 Louisville RV Show.”

Net sales for the Motorized RV Segment for 2006 were $941.7 million, a 7.4% decrease over net sales of $1.0 billion for 2005.  Gross profit for the recent year was $72.5 million, or 7.7% of net sales, compared to $92.8 million, or 9.1% of net sales, in 2005.  The reported operating loss for the period was $6.2 million as compared to an operating loss of $1.1 million for 2005.  There were 5,756 units sold in 2006, compared to 6,221 in 2005.

Towable Recreational Vehicle Segment
The Towable RV Segment reported net sales of $50.3 million during the fourth quarter, a 34.5% decrease compared to $76.7 million for the fourth quarter 2005.  Gross profit for the segment was $2.2 million, or 4.4% of net sales.  Gross profit for the fourth quarter 2005 was $5.7 million, or 7.5% of net sales.  Operating loss for the fourth quarter was $2.9 million compared to operating income of $917,000 for the fourth quarter 2005.  Fourth quarter 2006 towable units sold were 2,781, compared to 2,343 in the fourth quarter 2005, not including 2,595 FEMA units sold during the fourth quarter 2005.  Fourth quarter 2006 included 1,843 towable units sold by R-Vision, compared to 1,260 for the six weeks that the Company owned R-Vision in the fourth quarter 2005.

“The decline in the towable segment for the fourth quarter 2006 when compared to the fourth quarter 2005 was mainly created by the $30.2 million in emergency living unit (FEMA unit) sales recorded in the fourth quarter 2005, the increased demand for conventional towable units, which also were deployed for the hurricane relief efforts in 2005, and a decline in R-Vision shipments,” said Nepute. “Without the significant benefit from FEMA sales in 2006, margins and operating profits were lower compared to the fourth quarter 2005.”

“The overall towable market has been extremely competitive, particularly at the beginning of the fourth quarter.  However, we’re encouraged by our results at the Louisville show where the completely redesigned interiors of several models for the Holiday Rambler and McKenzie brands received great reviews by our dealers, and R-Vision reported a record number of orders,” noted Nepute.  “We anticipate that the improvements to these models which are in the value-priced segment of the towable market will positively influence sales in 2007.”

Net sales for the Towable RV Segment for 2006 were $324.3 million, compared to net sales of $185.4 million for 2005.  Gross profit for the recent year was $31.5 million, or 9.7% of net sales, compared to $11.2 million, or 6.0% of net sales, for 2005.  Operating income was $1.4 million in 2006 versus an operating loss of $2.0 million for 2005.  There were 19,861 units sold in 2006, compared to 9,337 in 2005, including 1,260 units sold by R-Vision in 2005 and 13,740 in 2006.

Motorhome Resorts Segment
Net sales for the Motorhome Resorts Segment in the fourth quarter were $8.0 million, an increase of 8.8% compared to $7.3 million for the fourth quarter 2005.  Gross profit for the Motorhome Resorts Segment was $5.1 million in the fourth quarter compared to $4.3 million for the fourth quarter 2005.  The Company reported operating income in this segment of $2.4 million in the fourth quarter compared to operating income of $1.6 million for the fourth quarter 2005.

“While we are pleased that the Motorhome Resorts Segment continues to generate positive operating margins, we were disappointed in the level of sales in the fourth quarter.  The shortfall was due primarily to construction around the Las Vegas project impeding entrance to the resort, poor weather, and sales in escrow that didn’t close prior to year end due to holiday scheduling,” said Nepute.  “We anticipate that these lot sales will flow into the first quarter, and we still anticipate selling all available lots at our two existing resorts in the first half of 2007.  Plans are also progressing as scheduled on our two future development sites in Naples, Fla. and La Quinta, Calif.”

Net sales for the Motorhome Resorts Segment for 2006 were $32.0 million, down from sales of $33.0 million for 2005.  Gross profit for this segment was $20.5 million in 2006, compared to $20.8 million for 2005.  Operating income was $8.6 million for 2006, down from $10.3 million for 2005.

2007 Business Outlook
Marty Daley, Monaco Coach Corporation Vice President and Chief Financial Officer, stated, “The franchise program continues to gain acceptance with our dealer partners along with other initiatives, including Monaco Financial Services and Monaco Extended Care Warranty programs.  We believe the Company is uniquely positioned to provide a full array of products and services that will enable our dealer partners to attract more customers and generate more profits.”

“Provided there are no material changes in the marketplace, we expect revenues in the range of $1.37 billion to $1.45 billion in 2007.  However, the leveling off of interest rates, lower fuel prices and recent gains in equity markets have traditionally been positive drivers for the RV markets,” said Daley.

“Capacity utilization in our plants remains a challenge and is still lower than desired. We will continue to address this issue as we target ways to increase our gross profit margin.  We expect fiscal 2007 gross margin to be between 10.05% and 10.25%.  Selling, general and administrative expenses in fiscal 2007 are expected to be between 8.35% and 8.2%,” Daley added.

Conference Call to be Held
Monaco Coach Corporation will conduct a conference call in conjunction with this news release at 2:00 p.m. Eastern Time on Thursday, February 8, 2007.  Members of the news media, investors, and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.monaco-online.com. The conference call will be archived and available for replay for the next 90 days.

About Monaco Coach Corporation
Dedicated to quality and service, Monaco Coach Corporation is one of the nation’s leading manufacturers of motorized and towable recreational vehicles. Headquartered in Coburg, Oregon, with substantial manufacturing facilities in Indiana, Monaco Coach employs approximately 5,400 people. The Company offers entry-level priced towable RVs up to custom made luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie, R-Vision and Dodge brand names. Monaco Coach maintains RV service centers in Harrisburg, Ore., Elkhart, Ind., and Wildwood, Fla.

Ranked as the number one manufacturer of diesel powered motorhomes, Monaco Coach is a leader in innovative RVs designed to meet the needs of a broad range of customers with varied interests. Monaco Coach Corporation stock trades on the New York Stock Exchange under the symbol “MNC,” and the Company is included in the S&P Small-Cap 600 stock index. For additional information about Monaco Coach Corporation, please visit www.monaco-online.com or www.trail-lite.com.

The statements above regarding the Company’s expectation for further gains in fiscal 2007 as a result of improved manufacturing efficiencies, increases in retail sales in the Motorhome Resorts Segment in the first quarter of fiscal 2007, improved prospects for the Motorized RV Segment in fiscal 2007, sales of remaining available lots at the Company’s existing resorts in the first half of fiscal 2007, and in the “2007 Business Outlook” section regarding improving retail sales and expectations for revenues, gross profit margin and SG&A expenses in fiscal 2007 are forward-looking statements subject to various risks and uncertainties that could cause actual results to differ materially from these statements, including unforeseen declines in the wholesale and retail markets for recreational vehicles, consumers’ preference for certain models and resort lots, failure to realize gains from the motorized manufacturing efficiencies as anticipated, a decline in consumer confidence, an increase in interest rates affecting retail and wholesale financing, an increase in price or availability of fuel, and a downturn in the equity markets. Please refer to the Company’s SEC reports for additional risks and uncertainties, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2005, and the 2005 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http://www.sec.gov.

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MONACO COACH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited: dollars in thousands)

	December 31, 2005	December 30, 2006
ASSETS
Current assets:
Cash	$586	$4,984
Trade receivables, net	102,666	81,588
Inventories	183,292	155,871
Resort lot inventory	9,135	7,997
Prepaid expenses	4,364	5,624
Income taxes receivable	206	6,901
Deferred income taxes	36,345	38,038
Discontinued operations	4,922	0
Total current assets	341,516	301,003

Property, plant, and equipment, net	159,304	153,895
Land held for development	0	16,300
Debt issuance costs net of accumulated amortization of $678, and $912, respectively	695	540
Goodwill	85,952	86,412

Total assets	$587,467	$558,150

LIABILITIES
Current liabilities:
Book overdraft	$14,550	$16,626
Current portion of long-term debt	5,714	5,714
Line of credit	25,000	2,036
Accounts payable	78,299	72,591
Product liability reserve	19,275	15,764
Product warranty reserve	32,902	33,804
Accrued expenses and other liabilities	37,732	44,364
Discontinued operations	853	298
Total current liabilities	214,325	191,197

Long-term debt, less current portion	34,786	29,071
Deferred income taxes	21,624	21,678
Other long-term liabilities	0	883
Total liabilities	270,735	242,829

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 1,934,783 shares authorized, no shares outstanding
Common stock, $.01 par value; 50,000,000 shares authorized, 29,561,766 and 29,769,356 issued and outstanding, respectively	296	298
Additional paid-in capital	59,005	63,722
Retained earnings	257,431	251,301
Total stockholders’ equity	316,732	315,321

Total liabilities and stockholders’ equity	$587,467	$558,150

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited: dollars in thousands, except share and per share data)

	Quarter Ended		Year Ended
	December 31, 2005	December 30, 2006	December 31, 2005	December 30, 2006

Net sales	$305,960	$299,163	$1,236,238	$1,297,986
Cost of sales	274,692	272,092	1,111,468	1,173,443
Gross profit	31,268	27,071	124,770	124,543

Selling, general, and administrative expenses	26,728	27,583	113,179	120,465
Plant relocation costs	538	0	4,370	269
Operating income (loss)	4,002	(512)	7,221	3,809

Other income, net	100	108	255	615
Interest expense	(878)	(932)	(1,820)	(4,430)
Income (loss) before income taxes and discontinued operations	3,224	(1,336)	5,656	(6)

Provision for (benefit from) income taxes, continuing operations	1,229	(649)	1,687	(992)

Net income (loss) from continuing operations	1,995	(687)	3,969	986

Income (loss) from discontinued operations, net of tax provision (benefit)	538	125	(1,321)	18

Net income (loss)	$2,533	$(562)	$2,648	$1,004

Earnings (loss) per common share:
Basic from continuing operations	$0.07	$(0.02)	$0.13	$0.03
Basic from discontinued operations	0.02	0.00	(0.04)	0.00
Basic	$0.09	$(0.02)	$0.09	$0.03

Diluted from continuing operations	$0.06	$(0.02)	$0.13	$0.03
Diluted from discontinued operations	0.02	0.00	(0.04)	0.00
Diluted	$0.08	$(0.02)	$0.09	$0.03

Weighted average common shares outstanding:
Basic	29,559,553	29,760,969	29,516,794	29,712,957
Diluted	29,844,209	30,018,115	29,858,036	29,902,830

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited: dollars in thousands)

	Year Ended
	December 31, 2005	December 30, 2006

Increase (Decrease) in Cash:

Cash flows from operating activities:
Net income from continuing operations	$2,648	$1,004
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on sale of assets	276	14
Depreciation and amortization	10,678	14,177
Stock-based compensation expense	16	2,759
Deferred income taxes	(2,943)	(1,900)
Changes in working capital accounts:
Trade receivables, net	39,203	21,078
Inventories	(2,916)	27,421
Resort lot inventory	145	1,138
Land held for development	0	(16,300)
Prepaid expenses	1,422	(1,270)
Accounts payable	(5,947)	(5,708)
Product liability reserve	(1,619)	(3,689)
Product warranty reserve	(4,486)	902
Income taxes receivable	(2,293)	(6,664)
Deferred revenue	0	883
Accrued expenses and other liabilities	805	7,151
Discontinued operations	(662)	4,271
Net cash provided by operating activities	34,327	45,267
Cash flows from investing activities:
Additions to property, plant, and equipment	(17,718)	(9,324)
Payment for business acquisition, net of cash acquired	(54,601)	0
Proceeds from sale of assets	123	215
Discontinued operations	(4)	0
Net cash used in investing activities	(72,200)	(9,109)
Cash flows from financing activities:
Book overdraft	12,475	2,076
Payments on lines of credit, net	(9,062)	(22,964)
Borrowings (payments) on long-term notes payable	40,500	(5,715)
Debt issuance costs	(298)	(79)
Dividends paid	(7,085)	(7,134)
Tax benefit of stock options exercised	0	161
Issuance of common stock	1,537	1,799
Discontinued operations	392	96
Net cash provided by (used in) financing activities	38,459	(31,760)
Net change in cash	586	4,398
Cash at beginning of period	0	586

Cash at end of period	$586	$4,984

Monaco Coach Corporation

Segment Reporting

(Unaudited:  dollars in thousands)

Results of Consolidated Operations

	Quarter		Quarter		Year		Year
	Ended		Ended		Ended		Ended
	December 31,	% of	December 30,	% of	December 31,	% of	December 30,	% of
	2005	Sales	2006	Sales	2005	Sales	2006	Sales
Net sales	$305,960	100.00%	$299,163	100.00%	$1,236,238	100.00%	$1,297,986	100.00%
Cost of sales	274,692	89.78%	272,092	90.95%	1,111,468	89.91%	1,173,443	90.40%
Gross profit	31,268	10.22%	27,071	9.05%	124,770	10.09%	124,543	9.60%
Selling, general and administrative expenses	26,728	8.74%	27,583	9.22%	113,179	9.16%	120,465	9.28%
Plant relocation costs	538	0.18%	—	0.00%	4,370	0.35%	269	0.02%
Operating income (loss)	4,002	1.31%	(512)	-0.17%	7,221	0.58%	3,809	0.29%
Other income and interest expense	778	0.25%	824	0.28%	1,565	0.13%	3,815	0.29%
Income (loss) before income taxes and discontinued operations	3,224	1.05%	(1,336)	-0.45%	5,656	0.46%	(6)	0.00%
Provision for (benefit from) income taxes, continuing operations	1,229	0.40%	(649)	-0.22%	1,687	0.14%	(992)	-0.08%
Net income (loss) from continuing operations	1,995	0.65%	(687)	-0.23%	3,969	0.32%	986	0.08%
Income (loss) from discontinued operations, net of tax provision	538	0.18%	125	0.04%	(1,321)	-0.11%	18	0.00%
Net income (loss)	$2,533	0.83%	$(562)	-0.19%	$2,648	0.21%	$1,004	0.08%

Motorized Recreational Vehicle Segment

	Quarter		Quarter		Year		Year
	Ended		Ended		Ended		Ended
	December 31,	% of	December 30,	% of	December 31,	% of	December 30,	% of
	2005	Sales	2006	Sales	2005	Sales	2006	Sales
Net sales	$221,942	100.00%	$240,929	100.00%	$1,017,766	100.00%	$941,657	100.00%
Cost of sales	200,693	90.43%	221,200	91.81%	925,014	90.89%	869,110	92.30%
Gross profit	21,249	9.57%	19,729	8.19%	92,752	9.11%	72,547	7.70%
Selling, general and administrative expenses	9,816	4.42%	17,747	7.37%	46,331	4.55%	44,306	4.71%
Corporate overhead allocation	9,393	4.23%	2,013	0.84%	43,148	4.24%	34,172	3.63%
Plant relocation costs	538	0.24%	—	0.00%	4,370	0.43%	269	0.03%
Operating income (loss)	$1,502	0.68%	$(31)	-0.01%	$(1,097)	-0.11%	$(6,200)	-0.66%

Towable Recreational Vehicle Segment

	Quarter		Quarter		Year		Year
	Ended		Ended		Ended		Ended
	December 31,	% of	December 30,	% of	December 31,	% of	December 30,	% of
	2005	Sales	2006	Sales	2005	Sales	2006	Sales
Net sales	$76,680	100.00%	$50,250	100.00%	$185,433	100.00%	$324,342	100.00%
Cost of sales	70,937	92.51%	48,037	95.60%	174,242	93.96%	292,876	90.30%
Gross profit	5,743	7.49%	2,213	4.40%	11,191	6.04%	31,466	9.70%
Selling, general and administrative expenses	1,763	2.30%	4,612	9.18%	5,603	3.02%	15,323	4.72%
Corporate overhead allocation	3,063	3.99%	495	0.99%	7,588	4.09%	14,737	4.54%
Operating income (loss)	$917	1.20%	$(2,894)	-5.76%	$(2,000)	-1.08%	$1,406	0.43%

Motorhome Resorts Segment

	Quarter		Quarter		Year		Year
	Ended		Ended		Ended		Ended
	December 31,	% of	December 30,	% of	December 31,	% of	December 30,	% of
	2005	Sales	2006	Sales	2005	Sales	2006	Sales
Net sales	$7,338	100.00%	$7,984	100.00%	$33,039	100.00%	$31,987	100.00%
Cost of sales	3,062	41.73%	2,855	35.76%	12,212	36.96%	11,457	35.82%
Gross profit	4,276	58.27%	5,129	64.24%	20,827	63.04%	20,530	64.18%
Selling, general and administrative expenses	1,855	25.28%	2,438	30.54%	7,606	23.02%	8,236	25.75%
Corporate overhead allocation	838	11.42%	278	3.48%	2,903	8.79%	3,691	11.54%
Operating income	$1,583	21.57%	$2,413	30.22%	$10,318	31.23%	$8,603	26.90%

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